                      SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549


                              ___________________

                                   FORM 8-K
                              ___________________

                                Current Report
                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  November 8, 1996
                                                        (October 31, 1996)


                             SAMSONITE CORPORATION
            (Exact name of registrant as specified in its charter)


                        Commission file number 0-23214


          Delaware                                     36-3511556
(State or other jurisdiction                        (I.R.S. employer
of incorporation or organization)                  identification no.)



    11200 East 45th Avenue
       Denver, Colorado                                     80239
(Address of principal executive offices)                  (Zip Code)



      Registrant's telephone number, including area code:  (303) 373-2000
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ITEM 5. OTHER EVENTS

On October 31, 1996, management of Samsonite Corporation (the "Company") gave their final approval to and initiated a restructuring program to further consolidate functions and operations in North America, Europe and the Far East, and to reduce or eliminate certain other operations. The restructuring activities will commence immediately and are expected to be completed by October 31, 1997. The restructuring plan includes further consolidation of hardside luggage production to Samsonite's largest U.S. facility located in Denver, CO from other locations in the Americas, as well as eventual consolidation of many administrative and control functions, again primarily to Denver. The Company will eliminate as many as 450 positions worldwide, including approximately 150 manufacturing positions and approximately 300 managerial, office and clerical positions. Annual estimated pretax cost savings from the restructuring program are expected to be approximately $12.7 million. A provision for the restructuring of approximately $10.7 million will be charged to expense during the third quarter, which ended October 31, 1996.The restructuring provision includes a cash expense of $9.7 and a non-cash expense of $1.0 million, both on a pretax basis.

The foregoing estimate of annual cost savings constitutes a "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement involves numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual estimated cost savings and future performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among other things, the following: achieving estimated staff reductions while maintaining workflow in the functional areas affected; general economic and business conditions; and competition.
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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  November 8, 1996                         Samsonite Corporation



                                      by:   /s/ Thomas R. Sandler
                                            -------------------------
                                      Name:   Thomas R. Sandler
                                      Title:  Chief Financial Officer